Exhibit 99.1

Press Release

Contact: Lawrence P Ward	FOR IMMEDIATE RELEASE
Phone: 805-239-5200 ext 260	10:00 AM PT, MARCH 26, 2004

Stock dividend and proposed merger of subsidiaries press release

Dr. B. R. Bryant, Chairman of the Board of Heritage Oaks Bancorp (the “Company”), the parent company of Heritage Oaks Bank and Hacienda Bank, announced that at a special board of directors meeting held on March 26, 2003, the board of directors of the Company announced a 5% stock dividend for all shares owned as of the record date April 9, 2004 with a payable date of April 23, 2004. Dr. Bryant stated, “The stock dividend is the result of another year of strong earnings and asset growth.”

Dr. Bryant went on to state that 2003 was a very successful year for the Company. Net income for the year ended December 31, 2003 totaled $3.6 million compared to $2.7 million for the same period in 2002. This represents an increase of approximately 34%. Total assets were $442 million at December 31, 2003 compared to $338 million at December 31, 2002.

“The Company enjoyed its strongest year of earnings ever”, stated Bryant, announcing a Return on Average Equity of 15.52% and Return on Average Assets of 1.05% for 2003. The Company reported that earnings per share were $1.10 on a fully diluted basis for the year ending 2003 compared to $.86 for 2002.

In addition, the Company today announced plans, subject to regulatory approval, to merge its bank subsidiaries as part of a corporate initiative to reduce overhead and simplify and streamline the Company’s corporate structure. Hacienda Bank will be merged into Heritage Oaks Bank and operate as a division of Heritage Oaks Bank. Both banks will continue to operate in their markets under their established identities; no management title or responsibility changes are anticipated as a result of the consolidation. According to Dr. Bryant, “Our goal is to accomplish this transition in a manner that will be transparent to our customers and employees and will not affect the day-to-day operations of the banks”.

Information regarding Heritage Oaks Bancorp stock may be acquired using the call sign of HEOP.OB or accessed on line at www.heritageoaksbancorp.com.

Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; the Seidler Company at 1-800-288-2811; Sandler O’Neill & Partners, LLP at 1-800-635-6860 or by Contacting Tana Eade VP, Shareholder Relations Officer at Heritage Oaks Bank.

Certain statements contained in this Press Release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar impact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which the Company operates, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of the Company’s business, economic, political and global changes arising from the war on terrorism and other factors. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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